Exhibit 4.3

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

This Amendment No. 2 dated as of June 8, 2017 (this “Amendment”) to the Rights Agreement, dated as of January 8, 2009, as amended on March 9, 2009 (the “Rights Agreement”), is made by and between The9 Limited, a company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and The Bank of New York Mellon, a New York banking corporation (in its capacity as the rights agent, the “Rights Agent”). Capitalized terms used herein and not defined shall have the meaning specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 28 (Supplements and Amendments) of the Rights Agreement provides that the Company may in its sole and absolute discretion supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights (subject to certain conditions if and when the Rights are no longer redeemable);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 28 of the Rights Agreement an appropriate officer of the Company has delivered a certificate to the Rights Agent (i) stating that this Amendment is in compliance with Section 28 of the Rights Agreement, and (ii) directing the Rights Agent to execute this Amendment; and

WHEREAS, all acts and things necessary to make this Agreement a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

A.	Amendment of Certain Definitions.

1.	The definition of “Ark Pacific Holder” shall be added as Section 1(eee) of the Rights Agreement as follows:

(eee) “Ark Pacific Holder” shall mean Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, together with all of its Affiliates and Associates.

2.	The definition of “Acquiring Person” in Section 1(a) (Certain Definitions; Interpretation) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, and together with any other Person with whom such Person is Acting in Concert (or any Affiliate or Associate thereof), shall be the Beneficial Owner of securities of the Company constituting a Substantial Block, but shall not include (i) an Exempt Person, (ii) The Bank of New York Mellon, in its capacity as depositary agent, pursuant to the Deposit Agreement, (iii) (A) the Bosma Existing Holder, unless and until such time as the Bosma Existing Holder shall become the Beneficial Owner of 20% (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares) (the “Bosma Cap”) or more of the voting securities of the Company then outstanding, (B) the Incsight Existing Holder, for so long as the Incsight Standstill Agreement remains in full force and effect, or (C) Ark Pacific Holder, unless and until such time as the Ark Pacific Holder shall become the Beneficial Owner of 37% (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares) (the “Ark Pacific Cap”) or more of the voting securities of the Company then outstanding, (iv) any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of a Substantial Block (or, (x) in the case of the Bosma Existing Holder and the Ark Pacific Holder, of voting securities of the Company equal to or in excess of the Bosma Cap and the Ark Pacific Cap, respectively) solely as a result of a change in the aggregate number of Ordinary Shares or other voting securities of the Company outstanding since the last date on which such Person (including the Bosma Existing Holder and the Ark Pacific Holder) acquired Beneficial Ownership of any securities of the Company constituting such Substantial Block (or, in the case of the Bosma Existing Holder and the Ark Pacific Holder, equal to or in excess of the Bosma Cap and the Ark Pacific Cap, respectively); provided, however, that if a Person (including the Bosma Existing Holder and the Ark Pacific Holder) shall become the Beneficial Owner of a Substantial Block (or, in the case of the Bosma Existing Holder and the Ark Pacific Holder, of voting securities of the Company equal to or in excess of the Bosma Cap and the Ark Pacific Cap, respectively) solely as a result of a change in the aggregate number of Ordinary Shares and shall, after such change, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person (including the Bosma Existing Holder and the Ark Pacific Holder) shall be deemed to be an Acquiring Person, or (v) any Person (including the Bosma Existing Holder and the Ark Pacific Holder) who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of a Substantial Block (or, in the case of the Bosma Existing Holder and the Ark Pacific Holder, of voting securities of the Company equal to or in excess of the Bosma Cap and the Ark Pacific Cap, respectively), in the good faith belief that such acquisition would not (x) cause such Person (including the Bosma Existing Holder and the Ark Pacific Holder) and its Affiliates and Associates to become the Beneficial Owner of a Substantial Block (or, in the case of the Bosma Existing Holder and the Ark Pacific Holder, of voting securities of the Company equal to or in excess of the Bosma Cap and the Ark Pacific Cap, respectively), and such Person (including the Bosma Existing Holder and the Ark Pacific Holder) relied in good faith in computing the percentage of its voting power on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11 to occur. For purposes of this definition, the determination whether any Person (including the Bosma Existing Holder and the Ark Pacific Holder) acted in good faith shall be conclusively determined by the Board.

B.	Effect of Amendment. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

C.	Waiver of Notice. The Rights Agent and the Company hereby waive notice requirement with respect to each other under the Rights Agreement, if any, pertaining to matters covered by this Amendment.

D.	Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or any other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

E.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the state of New York, U.S.A. and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except to the extent that mandatory provisions of the laws of the Cayman Islands are applicable. All actions and proceedings brought by the Rights Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Agreement.

F.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

G.	Descriptive Headings. Descriptive headings appear for convenience only and shall not control or affect the meaning or construction or any of the provisions hereof.

H.	Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE9 LIMITED

By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Chairman and Chief Executive Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Slawomir Soltowski
	Name:	Slawomir Soltowski
	Title:	Managing Director

[Signature page to Amendment No. 2 to the Rights Agreement]